Sheet1

FINAL Proxy Results - ML Real Estate Fund, Inc.
Meeting Date: April 30, 2001

Record Date: February 27, 2001
As of: April 30, 2001

				Units Voted				Percentage of Total Outstanding Units Voted				Percentage of Total Units Voted

	Shares Needed	Outstanding	Votes Needed				Total Units				Votes Received
	To Pass	Shares	50% + 1	For	Against	Abstain	Voted	For	Against	Abstain	over 50% + 1	For	Against	Abstain

To Approve the Liquidation and	-36,122	4,340,684	2,170,343	2,206,465	226,663	62,085	2,495,213	50.83%	5.22%	1.43%	-0.83%	88.42%	9.08%	2.48%
Dissolution of the Fund

Last Updated on 08/24/2001
By MLMAG